Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-225317 and 333-225315 on Forms S-8 of our report dated June 29, 2018 (November 14, 2018 as to the change in reportable segments described in Note 1), relating to the financial statements of United States Public Sector Business (the "the Company") (formerly the U.S. Public Sector Business of DXC Technology Company) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the combined financial statements) appearing in this Current Report on Form 8-K of Perspecta Inc. dated November 14, 2018.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
November 14, 2018